Exhibit 99.1

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Pinnacle Foods Incorporated Conference Call to discuss the company’s announcement earlier this morning of Boulder Brands Incorporated acquisition. This conference is being recorded and there will be a question-and-answer session at the end of the call.

I would now like to introduce your host for today’s conference, Pinnacle’s Senior Vice President of Investor Relations, Ms. Maria Sceppaguercio. Ms. Sceppaguercio, please go ahead.

Maria A. Sceppaguercio

Thank you, Andrew, and good morning, everyone. Thanks for dialing on short notice. As you know, it’s just the nature of breaking news. Here today to discuss our agreement to acquire Boulder Brands are Pinnacle’s CEO, Bob Gamgort, and our CFO, Craig Steeneck. If you haven’t received the copy of the release announcing the transaction, you can get one on our website in the Investor Center.

Our release and conversation this morning will include a number of adjusted metrics which excludes acquisition, merger and other restructuring charges and other items affecting comparability. The company believes that the adjusted basis provides investors with additional insight into our business and operating performance trends. While the exclusion of these items is not in accordance with GAAP, we believe that it is the most meaningful comparison and the most appropriate basis for discussion of our performance.

Finally, I’d like to remind you that our discussion this morning may include forward-looking statements which are subject to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially and the Company undertakes no obligation to update these statements based upon subsequent events. A detailed discussion of these risks and uncertainties is contained in the Company’s filings with the SEC.

With that, I’ll hand it over to Bob.

Robert James Gamgort

Thanks, Maria, and thanks to everyone for joining us today. The acquisition of Boulder Brands is another exciting transaction for us. In addition to delivering attractive financial returns which I’ll discuss in a moment, the transaction shifts our business mix further into faster-growing, on-trend categories in retail channels.

Specifically from a portfolio and channel mix perspective, Boulder Brands expands our portfolio composition of health and wellness category to approximately 50% of sales. It also diversifies our retailer base into national and organic channels which have historically been underrepresented in Pinnacle’s business, and it increases our portfolio penetration among millennial consumers. In addition, the acquisition also provides us access to an important talent pool in Boulder Colorado which, as you know, is a hot bed of on-trend food start-ups.

To capitalize on this opportunity and ensure continuity of the business, we have decided to retain Boulder’s existing headquarters location in downtown Boulder, Colorado, which we expect will prove to be an important better-for-you business hub for us in the future. An important consideration was the quality of the talent we met at the Boulder Brands team during our due diligence process. We were impressed with their passion in the health and wellness space and their ability to innovate.

Turning to the Boulder Brands portfolio, the business breaks down into two primary segments: growth brands which represents 70% of the portfolio, includes Glutino and Udi’s gluten-free offerings, Earth Balance all-natural dairy-free spreads, and EVOL natural frozen meals; and foundation brands which represents the remaining 30% and is comprised of Smart Balance offering.

The acquisition also offers significant synergies and cost savings over the next two years. While some of these savings will be utilized to offset the impact of a portfolio optimization effort designed to clean up low-velocity skews, the majority will significantly expand earnings. In fact, we believe we have good visibility to increasing Boulder’s current consensus EBITDA of $62 million by approximately 50% by 2017.

The anticipated 2017 pro forma adjusted EBITDA, combined with the net present value of tax benefits totaling $47 million, implies a purchase price multiple of 10 times 2017 pro forma EDITDA. And adjusted cash EPS secretion of approximately 8%. Craig will now quickly take you through the financing and tender offer process.

Craig D. Steeneck

Thanks, Bob, and good morning. We plan to fund the acquisition and – with cash and new debt and expect our net leverage ratio to approximately 5 times, and interest expense to increase by approximately $40 million to $45 million, including the 25-basis-point interest rate step-up on our existing term loans due to leverage rising above the four and a quarter threshold. Given our expectation for continued strong cash generation, we expect to deliver quickly at about half a term per year, ending 2016 with net leverage in the mid-4s.

Now turning to the tender offer process. We plan to file our tender offer documents with the SEC within the next 10 business days, and the tender must remain open for at least 20 business days. Closing of the tender offer will be subject to the conditions provided for the merger agreement, including more than 50% of Boulder shares having to be tendered and the U.S. antitrust approval having to be obtained. All shares not tendered in the offer will automatically be converted and into the right to receive a deal consideration. The deal is expected to close early on the first quarter of 2016. As a result, we will incorporate the Boulder business into our 2016 guidance which we expect to discuss in February when we release our 2015 yearend earnings. With that, I’ll turn it back to Bob.

Robert James Gamgort

Thanks. And before we open up the questions, I want to say that we strongly believe that Boulder is an exciting acquisition for us. And addition to the benefits described earlier, we believe that we can leverage our capabilities in Frozen and shelf-stable categories and our expertise in integration to drive improved performance across the business. We look forward to closing the transactions, sharing our plans for the business with you early next year. And with that, let me open it up to your question.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question for the day comes from the line of Bryan Spillane from Bank of America. Your line is open.

Bryan Spillane

Q

Hey. Good morning, everyone.

A

Good morning, Bryan.

Bryan Spillane

Q

Hey, just two questions. One in terms of where the – you kind of feel the opportunity is in terms of synergy or margin enhancement at Boulder. Is it more going to be in the manufacturing footprint or will it come from lower SG&A or just lower overhead cost? That’s the first question. I have a follow-up.

A

Okay. Sure. I’ll let Craig take you to some of the broad categories. It’s really a combination of the two that allows us to have this significant EBITDA expansion. But Craig why you go through some of the specifics?

Craig Steeneck

A

Yeah. So, Bryan there’s a – our reason for transaction of this, make sure there are certainly duplicate public company cost that are part of the SG&A bucket. They’re no longer be necessary. And then we’re going to have scale in terms of purchasing. So, there will be commodity and improvements in that area as we always say. And then we will see a significant amount of savings in the logistics area as we look at combined network and look at the warehouse structure and be able to get more weight on trucks. So, logistics seems to be a pretty significant source of synergies.

And then last but not least to your point, we’ll look at the manufacturing environment which in the boulder network include a significant amount of co-packers and look ultimately to optimize that.

A

And Bryan one of the things that we talk about a number of times is an opportunity to plug a subscale frozen process business into our infrastructure which has great scale delivers a lot of synergy. And if you take a look at this portfolio it’s nearly half of the business is frozen. So, plugging that into our business which is significant in scale really does allow us to have a lot of logistics, warehousing distribution synergies that are, a really benefit to drive back into that business.

Bryan Spillane

Q

Thanks. That’s helpful. And just – my follow-up just in terms of sort of revenue improvement, Pinnacle has had a very good track record of taking categories where there wasn’t a lot of innovation and finding ways to sort of add value through product innovation. So, is that same sort of approach hold here, are there – is there a room for sort of incremental sale just by driving some product or packaging innovation in this portfolio?

A

Yeah. I think there is and I have to think that the team in Boulder has a good innovation pipeline for us to tap into and help accelerate as well. If you take a look at the business, about two-thirds of the business right now is growing at a double-digit rate. About a third of the business has been flat to negative and the most challenged business in this has been the Smart Balance segment.

As we thought about this business, the acquisition pieces, we winded up very similarly to the way that we’ve done all of our acquisitions which is, we weigh the cost synergies very heavily because we believe that they’re actionable. And we’ve been very conservative on the growth projections and as is been the case with – certainly with Gardein and all the way back to Birds Eye, we were able to exceed this growth expectations through the approach that you talk about.

So, we thought about this acquisition very much the same way. I think we’ve modeled the top line piece of it very conservative. I would also say that this fits into our portfolio strategy really nicely because ironically, the Boulder teams defined their portfolio as foundation brands and growth brands. We all of those growth brands fitting in to our leadership brand portfolio and be consistent with that strategy. We see the Foundation brands, which is Smart Balance, as a real opportunity for us to reinvigorate an iconic brand. It has been challenged. I think we’ve been remarkably conservative on our projections around that and we’re hopeful that we can actually beat those expectations.

So, I think net conservative in our projections on the top line with a lot of upside, much more certainty around the cost side, and equip nicely into our portfolio approach which we think will pay – continue to drive this business forward as we have with our current portfolio.

Q

All right. Thank you and Happy Thanksgiving to everybody.

A

Thank you. Thanks.

Operator: Thank you. Our next question comes from the line of Andrew Lazar from Barclays. Your line is open.

Andrew Lazar

Q

Good morning, everybody.

Robert Gamgort

A

Good morning, Andrew.

Maria Sceppaguercio

A

Hi, Andrew.

Andrew Lazar

Q

Bob, I’m curious, what – because I don’t follow Boulder as closely, so I apologize, but about what percent of the portfolio would you see as sort of being the core gluten-free piece? And the reason I asked you though the one I guess piece that I struggled with a little bit and where I’ve gotten a lot of questions already is maybe how big is the sort of competitive moat if you will of, let’s say, gluten-free specific brands like the Udi’s and Glutino versus larger, mainstream brands that has gluten-free options for consumers? How does your research sort of weigh those two? And I’m curious the competitive moat side? And then I got a follow-up.

Robert Gamgort

A

Sure. Yeah. It’s a great question. Obviously, you can imagine we had thorough due diligence on this throughout the process, but I will also tell you this is a portfolio that we have looked at for some time. They’re on our radar screen. And quite honestly, the valuation for a long time was too high for us to consider. And when we saw the valuation come in line, it fell nicely within our target zone here and that’s when we move forward on this process. We’re really fortunate to be in a position that we are today. So, specifically, we’ve done a lot of thinking about gluten-free and I’ll tell you what where we are on this.

First of all, about half the portfolio is gluten-free which makes these brands unique as if they are the leaders in gluten-free products. there are a lot of businesses that have gluten-free varieties of traditional brands. But these are two dedicated gluten-free brands, and that’s very unique. One of the couple of things that we found along the way, and that is gluten-free a sustainable trend or is it a fad? It’s grown at a remarkable rate, as you know, it’s about 100 – call it 100% to 150% over the past couple of years. It got $11 billion in sales. It’s about 6.5% of all food sold right now with labeled gluten-free.

And we see that the number of people who are being diagnosed as either with celiac disease, gluten intolerant or gluten sensitive – and a lot of people are diagnosing themselves as gluten sensitive – continues to grow. And so, we were very conservative in modeling a much reduced rate of growth going forward than what the experts outside would predict. But make no mistake, this is not a fad. This is a sustainable trend that’s driven by a real consumer need.

What we found really interesting when we dug in to this is that the consumers who are looking for gluten-free products trust dedicated gluten-free brand more than they do in variant of an existing brand because they are afraid that there might be some cross contamination. And obviously, they’ve got some good examples recently across contamination which continues to fuel the belief that if you are gluten sensitive, you need to look for gluten-free brand.

So, I would tell you that when we first kind of put this business on our radar screen, and again, it was for the process, we had a lot of questions and, quite frankly, skepticism about gluten-free and spend a lot of time researching this and thinking it through. And obviously based on the transaction we’re talking about today are firmly convinced that it is a sustained trend and I think have been conservative in model in the go forward growth rate on that.

Q

Got it. Thanks for that. And then where are we on sort of how retailers are handling gluten-free product at this stage? I know there is a sense or a period of time where retailers were kind of setting up – stores within the store basically. Gluten-free sections versus kind of sprinkled throughout. If you could just give us a little bit of a background on where that is and are use – I guess is shelf space and distribution gain still sort of on the acceleration side of the ledger or where are we at retail?

A

Yeah. It’s a mix bag and it’s a little bit like our Gardein business. In some cases the Gardein business is shelf in the – better for you than meat substitute section which is off to the side. And another store section it’s merchandise next to sort of the more mainstream offering.

So, you’ve got a situation which is consistent with any emerging trend where retailers are experimenting with what the right shelf set is. So, you’ve got a mix of dedicated gluten-free sections for people to go as for one destination along with retailers that are mixing it in with more traditional.

Obviously, somebody who was looking for Gluten-free products, we prefer dedicated section where somebody is kind of dabbling in it. We prefer to be spread out. We don’t see a material difference in how the business react in those scenarios nor do we think it changes the competitive dynamic as well.

So, look that’s an evolving picture and obviously as now leaders in this space we will bring forward some category thinking on that as we have the most of our other categories to help our retail partners decide which is the best way to merchandise this benefit.

Q

Got it. Thank you and have a good holiday.

A

Okay. Thanks.

A

Thank you.

Operator: Thank you. Our next question comes from the line of Eric Katzman of Deutsche Bank. Your line is open.

Eric Katzman

Q

All right. Good morning, everybody. Happy holidays.

A

Hi, Eric.

A

Hi, Eric.

Eric Katzman

Q

I’ve got a couple of questions, so bear with me. I guess first for Craig, you mentioned in the release that the cash EPS accretion is 8%, and assume by that, you’re signaling there’s going to be a fair amount of non-cash amortization expense. Can you give any guidance to – or are you going to then go to the cash EPS or are you – or this just neutral to, let’s call it GAAP EPS ex-items. How should I interpret these?

Craig D. Steeneck

A

Yeah. So the reason we went with cash EPS, Eric, is because we’re not going to convert to that going forward. We’re going to stick with normal EPS. In any acquisition, you got to go through and do appraisal and get the balance sheet and there’s going to be some future amortization that’s going to affect the results. At this point in time, we don’t have a very clear view on what that is. You got to go to the appraisal process. But I should note that there’s about $12 million of amortization already within the Boulder business. So it’s only the Delta that exists between the two of those. We don’t think that’s going to be particularly immaterial, and the guidance we’ve given relate to cash EPS will not be materially different from – with the adjusted GAAP piece will be.

Eric Katzman

Q

Okay. Okay, that’s helpful. And then again, a detail question but I also haven’t followed Boulder that closely but how do you see the business if you’ve already thought about it, like falling within your existing segments, or is it going to be because you’re running it out of Boulder just to stand alone new segment?

Robert Gamgort	A

Yeah, that – we’re looking at variously to provide the right level of transparency for you guys and give us the right flexibility to operate the business. When we discuss our 2016 guidance. Obviously, we’re going to build this in because the transaction will have closed by then. And at that point, I think we’re – well, between now and then we’re going to revisit different scenarios around our segment reporting. We’ll give you clarity at the time that we talk about 2016, and say what’s the best way to look at the total Pinnacle business going forward.

Eric Katzman	Q

Okay. And then, the last one, big picture question, Bob, I guess. When you came public, I think you came out with relative top line targets and that served you well with part of the portfolio, kind of let’s say the foundation side versus the growth side or moderate growth and now you’ve added Gardein which is growing very rapidly. I assume you’ve had – you decided to get into the natural and organic which is clearly, you’re expecting there to be revenue growth out of this. So, I mean, is it time for investors to think of it differently about your top line goals? I mean, is this enough with Gardein to start to hold the company to let’s say absolute top line growth as opposed to a relative measure?

Robert Gamgort	A

Yeah. I think before, if you think about our strategy, our strategy has been one where we’ve given you a lot of visibility into our gross margin expansion potential on all of the components that drive our gross margin. Really great management of overhead keeping is among the leanest, not the leanest in the industry. And then great ability to generate cash that we reinvest back in the business which all of that, you add that all up and we think it’s a very attractive EPS growth story that’s still what we are.

We’re an EPS growth story with really good visibility to the components that drive that. And the reason for the relative top line metric in the past was; one, we operated in very challenged categories and that was the concern of the investors at the time of the IPO; and the second part was we didn’t ever want to put ourselves in a position where we needed to chase growth at the expense of gross margin. Quite honestly, in the end, you should hold us accountable to delivering great EPS growth and running a very strong business for the future if we get locked in on every metric which we’re trying to serve too many masters and we don’t have the flexibility to run the business on the behalf of our shareholders in a most effective way.

Having said all of that, there is no question that we delivered great growth by driving exceptional share expansion in challenged categories. That, strong as it has been, that always gives some concerns to investors and they say, isn’t there any opportunity for you to get some actual growth that’s isn’t dependent upon share expansion. What we learned from Gardein which I kind of think of is almost a pioneering acquisition for us is because it allowed use to try a different space and see what kind of value we could add. It has given us the confidence to make this acquisition. And I would tell you that in an environment where growth is challenged, it’s terrific to pass in the categories that have an inherent growth in them. And it doesn’t mean we need to deviate from our core business model of gross margin expansions, strong productivity, running with a lean overhead structure, it just has allowed us to get more breathing room for our business models to be able to deliver EPS growth.

So I don’t think it makes a difference whether it works as an absolute top line growth number or relative growth number. But I do think that acquisitions like Gardein, Boulder Brands and the growth that we’re getting on Birds

Eye should give investors more comfort that it isn’t just a story of gaining share in negative categories which is how we’ve been characterized, but we are making a concerted effort to tap into faster growth streams either through acquisition or through strong innovation on our portfolio. And as you know, probably better than anyone in the food industry, a little bit of growth as long as you’re able to keep your core business model in place. It’s highly accretive and that’s why we see this as very attractive.

Q

Okay. Thanks for that.

A

Okay.

Operator: Thank you. Our next question comes from the line Robert Moskow from Credit Suisse. Your line is open.

Robert Moskow

Q

Hi. Thank you.

A

Hi, Rob.

Robert Moskow

Q

Hi. I just wanted to try to get a sense of how we should expect the top line at this business to – what we should expect it to look like in a couple of year because you mentioned some rationalization that you need to do. And also just my perception on gluten-free is that there is a saturation level out there. And we might be getting to it soon where you just kind of run out of consumers to convert over the gluten-free. And just want to know how you think of it Bob, you know. Do you think sales of this portfolio need to look smaller first and then what are your expectations for gluten-free penetration going forward? Do you think there is a saturation level?

Robert James Gamgort

A

Yeah. Really good question. When we talked about 2016 guidance, obviously as I said before we’re going to build this into. We’ll give you a real clarity around our expectation on 2016. One of the things that we’re signaling to you today as we think about the top line is we are building in an expectation that we’re going to have to do some SKU rationalization, not brand rationalization but SKU rationalization to really set the portfolio up for accelerate growth once we get that done.

And look SKU rationalization is really typical in a business that’s grown at this pace and expanded distribution as rapidly as it has. You have retailers that have been very excited about this category and we’d be willing to give a ton of space.

So, to be in position at this point in time with a new set of eye to be able to go in there and say we probably should trim back in certain areas that set ourselves up for growth. I think it’s a really healthy approach.

By the way, I would also tell you that our conversations with the Boulder team that we have high regard for, they also see the same thing and were very proactive in talking with us about the opportunity for more of a SKU rationalization approach which is not independent from innovation but kind of on a parallel path that you do that.

So, when we talk about 2016, we’ll be crystal clear on how we’re thinking about that but I do think it sets us up for good profit accretion, more top line accretion in 2016 but that queues it up for accelerated growth going forward. With regard to how I think about some of these segments, I mean, first of all, if you take a look at the EVOL brand which has been growing at a 30% clip if not more than that all along. It is right in the sweet spot of what we’ve been trying to do with our frozen business particularly with Birds Eye which is offering convenient meals that are clean ingredients and just overall better for you positioning.

As we said all the way back since the IPO, where people were concerned about frozen, we kept saying frozen is not the issue within the freezer case is the issue and we pointed the brands like EVOL as an example that younger consumers were willing to pay a premium price for a really good, high-quality, good-tasting products with clean ingredients deck.

So, we see tremendous upside on that business. Similarly, we talk about the challenges of Smart Balance, the Earth Balance business is also growing at a really nice clip. And we see a lot of upside potential. So, that leaves us with about half the portfolio that is gluten free.

Theoretically, there will be a saturation point at some stage but what’s interesting is when you look at the equation of people who has been diagnosed with celiac disease, they have no choice but to eat gluten free that is a medical requirement for them that is increasing every single day. And then you got some people who are sort of dabbled in gluten free and they come in and they drop out but that’s being offset by people who are gluten-intolerant or gluten-sensitive, and so we see the pipeline continuing to get filled with people who are getting diagnosed every day with it that there’s more than offsetting people who are sort of dropping out of the funnel. So, I agree with you. There’s a theoretical saturation point probably we’re not anywhere near that. And again, that was on our hypothesis going into this. I’m sharing with you our learning over the past year or so.

And our modeling of what we expect going forward. This would look remarkably conservative both relative to the historical growth trends of gluten-free, as well as with sort of the independent projections are of it. So, I think of anything it’s actually more upside and I don’t think we’re anywhere near saturation point on that.

Q

I appreciate all the color. One follow-up. You mentioned you want to keep the Colorado headquarter. You want to be near where are the thought leaders are on, call it, fashion-forward food or natural organics. Is it your intention to keep making acquisitions in this kind of higher growth arena or do you want to – you always want to keep it balanced between what Pinnacle kind of started with which is kind of older, more established brands? Is the balance shifting?

Robert Gamgort

A

Yeah. I think we said all along is that we talked about homerun scenarios and RMT for large frozen business, but then serious eater reinvigoration. That ambition still remains. And by the way, this transaction does not takes us off that, to take that opportunity off the table at all if that’s a concern of anybody. But what we’ve also said is that we’ve got a continuum of transactions that we consider both in terms of size as well as profile, meaning more reinvigoration requirement versus ones that are higher growth, and that we were going to be in a position where we weren’t going to wait for the big scenario and pass up on really strategic, accretive acquisitions along the way.

Since the IPO, we’ve had an ambition for a big RMP. As we sit here today, it doesn’t happen, but this is our third transaction and our performance in terms of EPS growth has exceeded our original algorithm at the time of the IPO. So, I don’t think this marks a tremendous shift but what I do think is it continued to signal that we’re open minded and looking at transactions that are slightly more growth-oriented without paying a crazy premium for them.

But most importantly, in segment and business models that fit nicely with our core business model, because we’re not going to change our stripes and one that we have a lot of confidence as we can add value to it. As I said before, Gardein was an interesting departure from a negative growth category and we are absolutely thrilled with the performance of that business and in the future potential. I think this will be the same type of thought process and we are open to many different transactions that continue to drive Pinnacle towards a much higher-value business in the future.

Q

Great. Thanks, Bob.

Robert Gamgort

A

Okay.

Operator: Thank you. Our next question comes from the line of Farha Aslam from Stephens, Incorporated. Your line is open.

Farha Aslam

Q

Hi. Good morning. Could you talk about the production base and what opportunities you see in terms of improving the production base beyond next year?

A

Yeah. First of all, about 60% of the Boulder business is self-manufactured, 40% is co-manufactured. As you know, that’s a much higher skew towards co-manufacturing than you would see on the Pinnacle business, where we’ve really embraced controlling our supply chain completely because it allows us not only to be able to get our arms around the quality and innovation, but also to drive superior productivity.

So, that’s something that we’ll take a look at over time. The 60% that is self-manufactured, we’ve had a chance to give to the plant. And like anything else, we have thoughts on our head about how we can expand production within those plants, how we can drive efficiency and how we can utilize those assets better. And that’s part of the synergy calculation that we have.

And I think I have to point to the Gardein acquisition as an example of what we’ve done there. Well, we made an investment in the Vancouver plant to be able to expand capacity, and then we recently announced that we’re out looking for a new production facility to expand production versus, for example, co-manufacturing that Gardein business.

So, still early to make all those decisions, but we have been all over the supply chain side of this, and we will add the typical value that we do in previous transactions.

Farha Aslam

Q

Great. And just as a follow up, what portion of the company sales are in natural and what portion are in conventional?

A

About 20% of the sales are in natural and organic channels. So, obviously, that leaves about 80% in sort of traditional channels. The great, great majority of the business is branded retail. There’s a little bit of food service and a very, very small amount of private label. Some of the food service opportunities are really interesting, like a co-branded product that’s being sold at Pizza Hut right now for gluten-free pizza crust. So, I think that’s really interesting. But this is really a branded retail business with a nice mix between natural and organic and traditional channels.

And as you know, prior to the acquisition of Gardein, Pinnacle had essentially no representation in natural and organic channels. That was part of our ambition. We got some coverage with that on Gardein, and this just expands our diversification into natural and organic channels. So, it’s a nice side benefit of all of this is to be able to diversify our retail base as well as diversifying our category and consumer base.

Farha Aslam

Q

Right. Thank you so much.

A

Okay, you’re welcome.

Operator: Thank you. Our next question comes from the line of John McMilllan from Lord Abbett. Your line is open.

John McMilllan

Q

Well, thanks for taking my call. Can you just go through the – how the deal started? Not that the stock Boulders trading above your price of $11, but stock was $6, $7 in July, just – when you started talking, is there a breakup fee if somebody else comes in?

Robert Gamgort

A

Yeah, so – first of all, good morning, John. The – this is something, as I’ve said, that’s been on our radar screen for quite some time. We had, in our mind, sort of a valuation range in which we would consider engaging as we watch it over a period of time. It always seemed like that valuation range was just too high to engage. When we saw some of the management changes and we saw the change in valuation, we were proactive in expressing our interest as we are proactive in expressing our interest in a lot of acquisitions. And the Boulder Board decided to engage in a formal process as part of that. So we participated in that process and going through all the manager meetings, due diligence, et cetera. We end up in a situation where we are today with announcing this transaction. So it was long in the thinking in our part, but relatively recent, less than a year in terms of actual formal engagement with them. And all the documentation that will come out will sort of – will sort of map out all the steps along the way.

The transaction does have – as a breakup fee as part of, again, that all be in part of the documentation, if they were to receive a unsolicited offer that was superior to them.

John McMilllan

Q

And just – to the extent, it delays the RMT. You have to think today that this pushes it out, not that this is plan B, but it’s just a direction that a lot of us didn’t see you going. Can you just comment on that?

Robert Gamgort

A

Yeah. Well, I think – I mean, first of all, in terms of a lot of you guys didn’t see where this is going. I mean, what we’ve talked about is we have an ambition for something, but we don’t control that. We’ve been very proactive in putting offers out there. And as I said before, the issue is not our creativity or our interest in our proactive approach to things. The issue has been getting the other parties to engage. And so what we said is we’re not going to sit around and wait for that when we see something that comes into our target zone at the right price and at the right strategy, especially the one that we’ve been thinking about for a while, we’re not going to wait. And had have we taken a wait approach for the RMT, we would’ve passed on Wish-Bone, Gardein, and now Boulder. And I think that our shareholders would have been disadvantaged by us taking that approach.

So I think we have it pretty clear and we can’t tell you exactly what transactions we’re looking at, but I think we’ve been clear in saying we’re looking at not only large, but also mid-sized and smaller looking at categories that are adjacent that are North American-focus which is the brand is. And ones they get us into slightly higher growth segment that yet allow us to supply our business model were even more attractive and I think this meets all of that criteria.

I would also say this doesn’t delay in RMT nor push anything out. Because the reality of it is we need the other parties to engage. The size of the business doesn’t change the map or the possibility of it. Our interest and engagement in doing isn’t changed by any of that. I think we’ve been really frank in saying that we put creative, very attractive win-win scenarios out there and for a variety of reasons, I’m not going to be able to get the other parties to engage. If they wanted to engage this afternoon, we would love to start that process but still I don’t accept the fact that this changes anything in terms of RMT versus whatever everyone else was thinking yesterday.

John McMilllan

Q

Great. Thanks a lot. Happy thanksgiving.

A

Okay. Thank you, John.

Operator: Thank you. Our next question comes from the line of Matthew Grainger from Morgan Stanley. Your line is open.

Matthew Grainger

Q

Hi good morning, happy holidays.

A

Good morning.

Matthew Grainger

Q

Thanks. So Bob you mentioned you’re keeping with corporate headquarters but if you think about the combined opportunity in national and organic with this sort of larger brand portfolio? Do you need to make any investments in more specialized sales capabilities, SG&A sort of access that opportunity?

Robert Gamgort

A

I think the – if you take a look at the Gardein sales organization which is really high quality and the Boulder sales organization, they bring a lot to bear in terms of building that capability that we didn’t have in the natural and organic channels. I would say similarly, we have a great opportunity to be able to send these brands into traditional channels where through the legacy Pinaccle business had strength and we’re category pattern and category leader in many of large retailers. So I think the combination of the two allows us to get sort of instinct capability in natural and organic and reverses is true, for two acquired businesses that will be able to get our foot in door some of the larger retailers very, very quickly.

I think what’s also interesting is that Boulder uses Acosta and Presence marketing in addition to the direct portion of their sales organization, also the broker sales organization, obviously Acosta in the traditional channels and Presence in the national organic channels and Pinaccle and Gardein use both Acosta and Presence. So I think it just gives us more scale on those segments, and to me that’s one of the more exciting opportunities within here is now that have a more holistic sales organization with capabilities across multiple channels.

Matthew Grainger

Q

Okay. Thanks Bob. And then I guess if I could just ask about the brands, you talked more about EVOL but on the balance portfolio, you mentioned that there are opportunities to reinvigorate it but it’s also a foundation brand. So, just the opportunity you see to innovate on that.

And then on Udi’s, I think of it as a sensitivity, more of a food sensitivity brand but less so wellness. Do you see a sort of an opportunity to take it more in the wellness direction as well?

A

Yeah. I think – so, a couple of things. I think when you take a look at the balance segment, we see that as a very much a foundational brand and as I said before we use sustained terminology as [indiscernible] (38:08). If you think about our portfolio management strategy, we’re driving all of our growth off of the leadership side of the portfolio. We’re managing the foundation side of the portfolio for stability.

So, when I say we have an opportunity to reinvigorate the segment, it’s not as if we put aggressive growth goals in there. In fact we haven’t substantially changed the trajectory in our internal forward-looking projection. I think it’s conservative. And we really hope to be able to manage that more towards stability. And again, the Boulder’s team in place has ideas around it. It’s not as if they haven’t thought about it. It’s just more of about a lot of support has been pulled from that brand and it was extended into a number of segment to get away from its true core benefit. And there’s a real opportunity to return it to its core benefit, core format and restore support behind it. So, we endorse their thinking on it and can kind of independently verify that thinking.

With regard to your comment about Udi’s being sensitivity brand versus health and wellness. It’s a good question. How do you defined health and wellness. I think I define it in the broadest sense as having attributes that consumers lean on because they believe it’s good for them whether in a more general good for you sense or for a specific health need. So, I think it is very much a primary motivator for that. And yet, I think in particular, there is an opportunity to continue to evolve that category with having benefits that are not just it’s gluten free but also have more proactive or positive health benefits into it in terms of clean ingredients, ancient grains, et cetera, that gives the same benefits but deliver with some added, more clean ingredient, better-for-you type attribute. So, again, that’s part of the innovation and pipeline that the team there has already been working on, and I think a company that we accelerate.

Matthew Grainger

Q

Okay. Thanks again.

A

All right. Thank you.

Operator: Thank you. Our next question comes from the line of Michael Gallo from C.L. King. Your line is open.

Michael Gallo

Q

Hi. Good morning.

A

Good morning.

Michael Gallo

Q

I know we spent a lot of time on the natural brand. I just want to ask a couple questions on the other side of the business which is the spreads business which obviously had its challenges. So, I was wondering if you had some thoughts on kind of what the plans there. Obviously, Smart Balance also takes you into some parts of the store that you haven’t been in historically, Micro refrigerated, does that become a platform that you look to expand further or just become just a one-off where you look at the [indiscernible] (40:35)?

A

Yeah. So, I mean, there’s two refrigerated spreads business that are in there, one is Smart Balance and one is Earth Balance. The Earth Balance business has been growing really nicely based on plant-based nutrition, very consistent with the theme you heard us talk about on Bird’s Eye and Gardein. And so, we think there’s a lot of growth upside there.

With regards to Smart Balance, we all know the history of that brand. It was one of the first no-trans fat spread and it was a brand that was really targeted to heart health. Still has a very loyal following, typically is a overconsumer, which is in stark contrast to the rest of the Boulder portfolio. Our forward-looking projections and our acquisition thesis does not assume that we are heroic in this segment at all. In fact, I think we’ve been, as I said a couple of times, relatively conservative on projecting the continuation of the current trajectory that you’ve seen. I do think that there’s the opportunity of getting the fundamentals right. The fundamentals right on these is there are certain skews in this portfolio that have great velocity and a very strong reason for being.

There are others that had been – the brands that extended into that really don’t have great velocity and aren’t additive to the brand, this is part of that portfolio optimization opportunity that we talked about here. And I think that needs preparing this business to really the strong skew, reemphasizing the benefit to consumers in a strong way and actually restoring some support on this business, which have been pulled very dramatically in the past number of years.

But one point I would make on this growth challenge is a very profitable segment. So, any opportunity to stabilize this business will have a very high ROI. And we’ll look like we have confidence about managing it like a foundation brand. And seeing some of the ideas that the Boulder team have, that we actually can beat our original acquisition pieces on this one. But I think it’s prudent, given the trend, and it’s a higher margin contribution to be conservative. And hopefully, we go out and beat that.

Q

Thank you.

Operator: Thank you. Our next question comes from the line of Ken Zaslow from BMO Capital Markets. Your line is open.

Ken Zaslow

Q

Hey. Good morning, everyone.

A

Good morning, Ken.

Ken Zaslow

Q

Just a couple of questions. One is, what was the accretion in year one? I might have missed it, given I had to jump on a little late. (42:59).

Craig Steeneck

A

Yeah. We said the cash EPS accretion is around about 8%. And I will get to that in 2017.

Ken Zaslow

Q

Oh, I said that was 2017 accretion, not 2016.

Maria Sceppaguercio

A

That’s right, that was 2017.

Ken Zaslow

Q

And what’s the accretion for 2016?

Maria A. Sceppaguercio

A

At this point in time, we haven’t provided guidance with 2016. We will do all of that when we provide guidance for the whole company.

Robert Gamgort

A

But we’ll just say it’ll be accretive.

Maria A. Sceppaguercio

A

But it will be accretive.

Ken Zaslow

Q

Okay. Then the other thing is on a cultural standpoint, I know this sounds like an odd bit question, but your G&A and your management of SG&A is among the best in the group and I’m not going to come in and criticize Boulder. I don’t cover them. I don’t know enough about them. But their SG&A seems to be very different than the way you manage it. So, I’m trying to figure from a cultural standpoint as well as an ability for you to kind of come together and figure out what the right SG&A level is, particularly given that you’re saying you’re going to keep the facility in Colorado?

Robert Gamgort

A

Yeah. So, we spent a lot of time thinking about that one obviously. You’ve been out to our facility and you know that even though we operate with among the most efficient overheads in the industry we’ve got a great working environment. We’ve got a great team. We just leaned on having people that are higher experienced than we have more revenue than employee and more profit than employee than most people. But certainly, it’s a great working environment with a good investment in innovation and growth as you’ve seen in our results.

I think it’s exactly the same at Boulder. What’s remarkable is sort of culture that they have in place and the atmosphere of the office is remarkably similar to ours. They’ve got some great talent on there. The biggest disconnect was they were building the SG&A in advance of the growth and had very, very ambitious growth goals. And when the growth goals didn’t materialize, it’s hard to make a correction fast enough until you end up with a disproportionately high SG&A number.

We see an opportunity as Craig reported to eliminate some of the SG&A in a very quick painless way [indiscernible] (45:12) duplicative public company costs and a bunch of other areas that are just smart things to do upon an acquisition but they also recognize that their costs were out of line and have put in place some restructuring efforts to reduce their SG&A cost, to calibrate for a business that’s growing but not at the rate that they once did and we’ll continue to build off of those.

So, I think that we have a really nice situation here where we’re going to be able to get the overhead cost more in line with the growth target of this business but not changing the culture or the DNA or the soul of this business at all because I think deep down inside, the way that they operate is very similar to the way that we operate. The difference is, we have invested behind growth on SG&A.

They made a choice – a strategic choice, a while back, to invest way ahead of growth and then we know what the rest of the story looks like.

Q

Is there any obstacles at all in terms of their compensation structure, contract, things like that that would prevent you from kind of putting the Pinnacle touch on their SG&A because I do believe their compensation structures will be different than how you guys think about it as well.

Robert Gamgort

A

No. we don’t see any barriers and in fact I think – and we’ve gone through that in great detail and I think that the Pinnacle compensation structure that we would employ over there is actually, would be very attractive to them and consistent with the way we manage our business which is skewed towards value creation. I think that will be a net positive.

Ken Zaslow

Q

Okay. And then just making sure I understood. The EPS accretion in 2016 is GAAP or cash or similarly, it doesn’t matter?

Craig

A

It’s cash EPS that’s the 8% by 2017.

Ken

Q

But for 2016?

Craig

A

2016 is also cash accretion.

Craig

A

Yeah but we don’t believe the delta between the cash accretion and the GAAP appreciation will be material. We’re still working through it because you’ve got to go through in debt and appraisal and figure out your future amortization, but there’s amortization built in their base. We don’t believe that delta between the two of them will be significant. So it’s not materially off the cash accretion – cash EPS.

Maria Sceppaguercio

A

So just to be clear, we expect adjusted EPS accretion in 2016. We just haven’t specified the precise amount yet because of a credit effect.

Ken

A

Okay. Great. I appreciate it.

A

Thanks, Ken

Operator: Our next question comes from the line of David Palmer from RBC Capital Markets. Your line is open.

David Palmer

Q

Good morning. Just a philosophical – good morning. Just a philosophical question as your looking at this portfolio in your hands, and clearly as it was before, Smart Balance, even though it’s co-packed I believe is the highest margin business within the portfolio. So the thinking would go that this would be job one, the stabilization of Smart Balance will be, by far, the most important thing in the near-term you’re thinking and the biggest variable. Is that the way you’re going about it or are you thinking, look, we’re going to get after these costs including the in-sourcing and the overhead and then we’re going to let the growth of Udi’s, Earth Balance and EVOL, which we believe can be met in many multiples larger with our help in distribution, but that can just the eclipse and make less important what’s going on with Smart Balance.

Robert Gamgort

A

Yeah, I think it’s very consistent with the way we managed the Pinnacle portfolios. We used a portfolio management approach which allows us to have many priorities. We just put them in sort of the right sequence to your question. I think on this one, we have set ourselves up in our acquisition plan. As I said that we’ve modeled the Smart Balance business conservatively in terms of the trends. We did that because, as you point out, it’s a profitable segment and it actually put more of a penalty on the valuation going forward which we think is the right conservative way to approach it. And if we can change the trajectory at all, given that it’s got a strong profit contribution to it, it will be a nice add or a bonus to the acquisition plan that we put in place.

I’m not sure I’d categorized one is job one or job two. I think what we do is we know what the cost synergies are, a lot of them are full alignment with the boulder team because they shared with us what their go-forward plans were as a standalone company. We’ve been able to validate those cost savings and then be able to add incremental savings to specifically to the combination of the two businesses.

We always go after the hard cost synergies and also just productivity in general across our portfolio because it is the one area that is most in our control. And then we manage the growth and innovation side of the brands based on our portfolio management strategy and we’ll be driving the leadership side which is EVOL, Udi’s, et cetera for accelerated growth. And our ambition on Smart Balance will be to try to return that as closely as we can towards stability. And any move in that direction would be a nice plus on the P&L because the way we modeled this, you actually get a negative mix effort going forward because of the decline in Smart Balance.

Again, we think that’s a good conservative way to do it. Obviously, we’ve been able to more than offset that through a number of other levers in the business model to deliver the kind of EBITDA growth we’re talking about. But if we can address that in any way, it will be a nice addition to our EBITDA projections.

David Palmer

Q

All right. Is there any brands – you mentioned EVOL before which was on trend. And certainly, we would agree with that, but with regard to some of the other brands like Udi’s, do you think that there’s anything, perhaps, where your dreams are perhaps even larger than where their dreams where with these brands or your capabilities can help that brand get to the next level. Maybe an example could be that Udi’s might have a taste differential that could widen versus the competitors. If it’s already a power brand, maybe it can be engineered to be that much better tasting than the Rudy’s of the world. Are there any things that we might not appreciate in terms of your capabilities that you could add to their brands? Thanks.

Robert Gamgort

A

Yeah. I think one of the things that we learned in our previous acquisitions is that when we put the two teams together from a marketing and from an R&D perspective and also from a plant standpoint, lots of good things happen as a result of that.

So, as we sit here today, there’s nothing that I would specifically call out on this call to say these are the specific benefit that we can add to Udi’s to continue to drive that. But like we experienced with gardein, we’ve been able to accelerate that growth by unlocking capacity in their plants by being able to quickly secure a new facility and ramp that up for production. And I think as you’ll see in the coming year or so, when you see the Gardein innovation pipeline, you’ll see the influence of some of the Pinnacle capabilities on the Gardein innovation pipeline as well as the reverse happening. And I anticipate the same thing will happen here.

David Palmer

Q

Thank you.

A

Okay. Thanks, David.

Operator: Thank you. Our next question comes from the line of Eric Larson from Buckingham Research. Your line is open.

Eric Larson

Q

Yeah. Good morning, everyone. Thanks for taking my question.

A

Good morning.

Eric Larson

Q

Number one – just a couple of follow-ons, obviously, a lot of the questions have been asked. As you can imagine, the challenge in valuing Boulder per your announcement obviously is more than half of the business, or about half, is in a very high margin declining business, which is balanced. The other half is more rapidly growing but lower margin business. So, you had a negative mix issue going on there. And at $11 a share, and I’m looking at the valuation and just kind of where I was with how I value the business, you still kind of need a mid single-digit, maybe a little bit better, of growth rate in gluten free, and you need to actually really truly stabilize the Balance business.

So, when you look at the Balance side of the business, is it a spending issue or is it a positioning issue that challenges the category, Bob?

Robert Gamgort

A

Yeah. Well, first of all, we’re not modeling stability in that business over the next two years. As I said, we’ve been really conservative on that, yet we’re getting you new visibility to a 50% increase in EBITDA, which is a combination of synergies previously identified cost savings that are yet to come but we validated. And even some investment are partly offset by the impact of some portfolio optimization.

So, I agree that niche mix becomes a negative in the short term because of the Smart Balance piece, but we modeled that in there and we’re more than able to offset and deliver a 50% increase in EBITDA. So, when I take a look at what the value of the business is, this is a more challenging one to value. Because if you do it as a current EBITDA, you get a very big number. When you do it as a multiple of the EBITDA that we’ve got right in front of us, it becomes a very manageable number as a result of that. And I think that again, it’s all upside if we’re able to stabilize the Smart Balance business but we have been far from heroic in our projections on that one.

As far as what some of the issues are there’s a bunch of contributing factors about – there’s a general move away from oil-base spreads to butter, we know that. It’s been well discussed but there are a large number of people whose doctors still found – especially with heart problems, you’re not eating butter. You should be eating this.

And there’s been a dramatic reduction in support behind this brand that is a huge contributing factor. So, again, I think the playbook on this one is relatively fundamental based. It’s getting it to the right fuse. It’s about getting the distribution and the pricing right. And it’s about restoring some support to it and given the high profitability, any response to that support is going to have a very high ROI.

So, that’s how we’ll play it but again, it’s not built into our 2017 numbers we talked about. A turnaround per se in Smart Balance isn’t even baked into that at all.

Eric Larson

Q

Okay. Yeah. I can clearly see how you can get the synergies. I mean, that part is – and the spending piece is that’s why I asked, it has come down to that – in that category dramatically. The only follow up question I have, if you look at gluten free, obviously, that category has soften a bit, still growing but it has softened a bit as well. But it seems to be that in order to really move that category upward, you have to have – what you guys are really good at is true innovation. I mean, the products actually have to taste better in order to get non-medically induced consumers maybe actually try the products. Right now, about one rung above straw that you might feed to your cattle. I mean, that’s kind of how the stuff tastes. So, is there technology inside of what you might be looking at. What you’re acquiring that might be able to put a next generation of meaningful innovation in the gluten-free business.

Robert Gamgort

A

Yeah. Look I think this is – again, I’ll used Gardein as a parallel. When you first take a look at in the broadest the meat subsidy category, the taste and texture was a major trade off. And that really slowed the penetration of that category. The big unlock there was the taste and the texture. We’re seeing the same thing in this category. We mean having consumed all the products you’re seeing a lot of them are far from the description that you have that you just gave there and actually have been greatly improved.

So, there’s been product improvements for example already on areas like pizza, frozen pizza which is one of the best selling items within that segment. And I think that this is one of those products that with a combined experiences of two R&D organizations and the ability for improved technology, you’re going to continue to see the taste acceptance go up which as you point out is going to be more attractive to somebody who is sort of gluten-sensitive whereas people have celiac disease and are gluten intolerant. They’re kind of forced into it. But I think that we can create to nice flavor or taste [ph] solve (58:22) for everybody along the way which will increase its acceptance.

By the way, I would point out is obviously the number of people were being diagnosed with celiac disease continue to rise which does provide a foundation or a base for the growth in this category at least the side of this category. That number is not shrinking. It’s actually increasing. And as you pointed out, those people don’t have a choice. And a number of people that are gluten-intolerant or gluten-sensitive whether diagnosed by a doctor or sort of self diagnosed also continues to increase.

So, I think that’s why we spend a lot of time looking at this as well. We think there really is a solid foundation under this category. Otherwise we wouldn’t have move forward on this deal.

Eric Larson

Q

All right. Happy holidays, all.

A

Thank you very much. Same to you.

Operator: Thank you. Our next question comes from the line of Chris Growe from Stifel. Your line is open.

Christopher Growe

Q

Hi. Good morning.

A

Hi, Chris.

Christopher Growe

Q

Hi. I believe I have two very quick questions.

A

Okay.

Christopher Growe

Q

I just want to be clear on the treatment of say, Smart Balances of foundation brand. Is there an initial amount of investment that I hear you say that needs to be made behind that brand that could then get it to a point where you could treat it like one of your foundation brands which is really managing more for profitability and cash flow?

A

Yeah. I think, again, as we contemplated the short term visibility which is the 2017 EBITDA number that we put out there, we’ve taken a really conservative approach in a model, a trajectory that doesn’t look substantially different than the one that you see today.

If we were to feel that we had a marketing program or an innovation program that would change that trajectory, I would tell you that it would be a very easy payback on that investment given the high incremental profitability of this business. But as we look through over in the near term visibility, I think we’ve taken a very conservative approach.

Christopher Growe

Q

Okay. And just the second question was, are you seeing gluten-free shelf space growing in the stores today? And has Boulder Brands been gaining shelf space in the gluten-free section?

Robert Gamgort

A

Yeah. I mean, Boulder Brands had a dramatic expansion in TDP growth. If you take a look at IRI and Nielsen, or the SPINS data which captures the natural and organic channel, you’re going to see a very substantial increase in distribution. One might argue too many skews in some certain categories that now needs to be pruned. But that was cheered on by retailers who really want to get behind this business. And although there’s some moderation in the growth trend, we’re still talking about very, very high growth relative to the rest of the store.

So whenever you see a category that’s growing way above the norm and retailers like manufacturers are chasing growth. They tend to be very much open to shelf space. And I think that one of the interesting channel in just for this business, and I put quarter end quotes challenges as very similar to what we’ve seen in the freezer cases, sometimes you have to be more disciplined and say thank you for offering me all that space, but we’re not going to take it all. We’ve certainly been in that position with Birds Eye Voila where we’ve had people that wanted to give us substantially more space. And we didn’t have the innovation ready to go to be able to sell it up in a meaningful way.

So, I don’t see shelf space as an issue at all for this. I think the most important thing is making sure we have velocities right.

Christopher Growe

Q

Okay. That’s great. Thanks for all your time.

A

Okay. Thanks, Chris.

Operator: Thank you. That’s all the time that we have for questions today. So, I would like to turn the call back over to management for closing remarks.

Maria A. Sceppaguercio

Thank you. Thank you, all, for dialing in on such short notice. We appreciate your support. And I’m around all day, so, give me a call if you have any follow-up questions. Take care and have nice holiday. Bye-bye.

Operator: Ladies and gentlemen, thank you, again, for your participation in today’s conference. This now concludes the program and you may all disconnect the telephone lines at this time. Everyone, have a great weekend.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2015 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.